Exhibit 10.1

June 19, 2006

Gisela M. Schwab, M.D.

25530 Dario Terrace

Hayward, CA 94541

Dear Dr. Schwab:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. Your title will be that of Senior Vice President, Chief Medical Officer, in our Development Administration department, reporting to Jeff Latts, Executive Vice President and Chief Medical Officer. Other terms of employment include:

Compensation: Your base salary will be thirteen thousand four hundred and sixty one dollars and fifty four cents ($13,461.54) per pay period. We are on a bi-weekly pay schedule. This equates to base compensation of three hundred and fifty thousand dollars ($350,000.00) on an annual basis. This is an exempt position. You will receive a sign-on bonus of fifty thousand dollars ($50,000.00), minus all applicable taxes, payable on the first pay date after hire. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your hire date, the sign-on bonus will be entirely re-paid by you to the Company on your last date of employment.

Options for Equity: You will also be eligible to receive a stock option for one hundred and seventy five thousand (175,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest at the rate of 1/4th after one year and 1/48th every month thereafter over a total of four years.

Benefits: All full-time employees of Exelixis, Inc. enjoy a generous benefits package, which is outlined on the attached Summary of Benefits.

Performance Review: Focal reviews will take place annually during the month of December, at which time your performance will be reviewed. If eligible for a performance review increase, the merit increase will be effective in January.

Bonus Target: You will be eligible for a bonus target of up to thirty five percent (35%) of your annual salary based on performance and achievement of key milestones.

Start Date: To be determined.

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Confidential Disclosure Agreement. You will also be required to abide by the Company’s policies and procedures, including the Code of Business Conduct and Ethics.

Gisela M. Schwab, M.D.

June 19, 2006

Page Two

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on Monday, June 26, 2006, unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each in the envelope provided to Romeo Malabanan, Recruiter, 220 East Grand Avenue, South San Francisco, CA 94080.

Dr. Schwab, we look forward to your coming on board.

Sincerely,

/s/ Lupe Rivera

Lupe Rivera

Vice President, Human Resources

ACCEPTED BY:

/s/ Gisela Schwab	June 20, 2006
Gisela M. Schwab	Date